Lifeway Foods, Inc. 8-K

Exhibit 99.1

Lifeway Foods Issues Statement in Response to Danone

MORTON GROVE, Ill., Sept. 18, 2025 -- Lifeway Foods, Inc. (Nasdaq: LWAY) ("Lifeway" or "the Company"), a leading U.S. supplier of kefir and fermented probiotic products that support the microbiome, today issued the following statement following Danone’s withdrawal of its proposal to acquire Lifeway:

We remain firmly committed to driving value for Lifeway shareholders by executing our strategic plan and continuing to explore value enhancing opportunities.

As part of the exploration of all opportunities to maximize shareholder value, the Board formed a Strategic Review Committee, comprised solely of independent directors, to oversee the process, and the Company engaged extensively with Danone. With the distraction of Danone’s unsolicited proposal now behind us, we will continue to focus on executing our growth strategy to create value for all our shareholders, employees, partners and customers.

The Company is delivering results, with record-breaking sales in both Q1 and Q2 2025 and continued momentum into Q3. Recent performance highlights include:

-	Q2 2025 hit new highs: Lifeway achieved a record $53.9 million in net sales, an 18% year-over-year increase on a comparable basis.
-	Category leadership continued into Q3: In the first two months of Q3 (through August 31), Lifeway recorded $39.1 million in unaudited net sales, a 20% year-over-year increase.
-	Track record of performance: Lifeway has delivered 22 consecutive quarters of growth, cementing its reputation as a retail dairy innovator.

Evercore Group LLC is serving as financial advisor and Sidley Austin LLP is serving as legal advisor to Lifeway.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the Company also produces a variety of cheeses and a ProBugs® line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates, and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, Lifeway's focus on its growth strategy. These statements use words, and variations of words, such as "will," "continue," "build," "future," "increase," "drive," "believe," "look," "ahead," "confident," "deliver," "outlook," "expect," and "predict." You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway's control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; the distraction and other adverse effects of a proxy contest on the business; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/ or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Contacts:

Edelman Smithfield

LifewayES@edelmansmithfield.com

Derek Miller
Vice President of Communications, Lifeway Foods
derekm@lifeway.net